John Kinross-Kennedy, CPA, ABV, CVA, CFF

Kinross & Company, CPAs

17848 Skypark Circle, Suite C

Irvine, CA  92614-6401

(949) 955-2522.  Fax (949) 724-3817

jkinross@zamucen.com

March 8, 2011

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

 I am the former independent registered public accounting firm for Sombrio Capital Corp., a Nevada corporation (the “Company”). I have read the Company’s disclosure set forth in Item 4.01 Change in Registrant’s Certifying Accountant of the Company’s Form 8-K dated on or about February 14, 2011 (the “8-K”) and am in agreement with the disclosure in the 8-K, in so far as it pertains to my firm.

Very truly yours,

/ s / John Kinross-Kennedy

John Kinross-Kennedy

Certified Public Accountant